EXHIBIT 10.01
URNr.     0028 /2007
SALE AND PURCHASE AGREEMENT
On this 2nd day of January two thousand and seven
before me, Notar deputy Josef Massinger, officially appointed representative of the Notar
Dr. Michael Bohrer
Notar
officially appointed in Munich,
State of Bavaria, Germany
at the office at Brienner Straße 25, D-80333 München were present:
1.	Mr. Arno Pätzold, born on [omitted], business address: Am Campeon 1-12, 85579 Neubiberg/Germany, identified by his German Personalausweis No. [omitted].

Mr. Pätzold acts upon written power of attorney, the original of which was presented at the beginning of the notarial proceedings and a certified copy of which is attached to this deed, on behalf of
Infineon Technologies AG
seated in Munich/Germany
(business address: Am Campeon 1-12, 85579 Neubiberg/Germany).
2.	Mr. Dr. Rainer Loges, born on [omitted], business address: Prinzregentenstrasse 50, 80538 Munich/Germany, personally known to me.

Dr. Loges acts upon written power of attorney, a copy of which was presented at the beginning of the notarial proceedings and is attached to this deed, on behalf of
Silicon Image, Inc.
seated in Sunnyvale, CA, USA
(business address: 1060 E Arques Ave., Sunnyvale, CA 94085, USA).

The Purchase undertakes to provide the original of the power of attorney to the Seller.

3.	Mr. Dr. Ferdinand Fromholzer, born on [omitted], business address: Prannerstrasse 10, 80333 Munich/Germany, identified by his German Personalausweis No. [omitted].

Dr. Fromholzer acts upon written power of attorney, the original of which was presented at the beginning of the notarial proceedings and a certified copy of which is attached to this deed, on behalf of
Sci-worx GmbH
seated in Hannover/Germany,
(business address: Garbsener Landstraße 10, 30419 Hannover).
The Appearants requested the notary to record the declarations in the English language. According to their own statements and to the conviction of the notary, who speaks English fluently, the Appearants are in full command of the English language. After having been instructed about their rights, the Appearants waived their rights to have a written translation of the following deed.
The Appearants requested the notarisation of the following:

SALE AND PURCHASE AGREEMENT

regarding the
sale and purchase of
sci-worx GmbH

TABLE OF CONTENTS
(not part of the notarial deed)

A.	STATUS, SALE AND ASSIGNMENT, PURCHASE PRICE, CLOSING	8

	1. CURRENT STATUS	8
	2. SALE, PURCHASE AND ASSIGNMENT OF THE SHARES	8
	3. PURCHASE PRICE, PAYMENTS	9
	4. CLOSING	10
	5. ANCILLARY AGREEMENTS; RESIDUAL KNOWLEDGE	11

B.	GUARANTEES, REMEDIES, INDEMNITIES AND COVENANTS	11

	6. SELLER’S GUARANTEES	11
	7. GUARANTEES OF PURCHASER	28
	8. REMEDIES	29
	9. TAX INDEMNITY	31
	10. SELLER’S COVENANTS AND INDEMNITIES	33
	11. EXPIRATION OF CLAIMS / LIMITATION OF CLAIMS	35

C.	MISCELLANEOUS	36

	12. PURCHASER’S COVENANTS	36
	13. RESTRICTION OF ANNOUNCEMENT / COOPERATION / CONFIDENTIALITY	36
	14. NOTICES	37
	I5. MISCELLANEOUS	38

DEFINITIONS (not part of the Notarial deed)

Affiliate	As defined in Section A.1.4.1
Agreement	As defined in Recital B
Ancillary Agreements	As defined in Section A.5.4
Assets	As defined in Section B.6.1.9
Balance Sheet	As defined in Section B.6.1.8.1
Benefit Arrangements	As defined in Section B.6.1.15.4
Best Knowledge of Seller	As defined in Section B.6.3
Closing	As defined in Section A.4.1
Closing Date	As defined in Section A.4.1
Company	As defined in the Introduction
Deductible	As defined in Section B.11.3
Director	As defined in Section B.6.1.6
Disclosure Schedules	As defined in Section B.6.2
Effective Date	As defined in Section B.6.1.8.1
Encumbrances	As defined in Section B.6.1.9
EURIBOR	As defined in Section A.3.3
Financial Statements	As defined in Section B.6.1.8.1
General Claims	As defined in Section B.11.4
Governmental Permits	As defined in Section B.6.1.13.1
Infineon Technologies Finance GmbH’s	As defined in Section A.3.5
Account
Intercompany Debt Balance	As defined in Section A.1.3
Intercompany Debt Payment	As defined in Section A.3.2
Intercompany Financing Agreement	As defined in Section A.1.3
Intellectual Property / IP	As defined in Section B.6.1.12.1
IP Claims	As defined in Section B.11.4
Liability Caps	As defined in Section B.11.4
Losses	As defined in Section 8.8.1
Material Adverse Effect	As defined in Section B.6.1.10

Material Contract(s)	As defined in Section B.6.1.11
Open Source Materials	As defined in Section B.6.1.12.15
Parties	As defined in the Introduction
Party	As defined in the Introduction
Person	As defined in Section B.6.1.3
Proprietary Information	As defined in Section C.13.5
Purchase Price	As defined in Section A.3.1
Purchaser	As defined in the Introduction
Purchaser Claim	As defined in Section B.8.2
Purchaser’s Account	As defined in Section A.3.6
Purchaser’s Guarantees	As defined in Section B.7
Returns	As defined in Section B.6.1.7
Sci-worx IP Rights Agreements	As defined in Section B.6.1.12.2
Sci-worx IP Rights	As defined in Section B.6.1.12.1
Sci-worx Licensed IP Rights	As defined in Section B.6.1.12.1
Sci-worx Owned IP Rights	As defined in Section B.6.1.12.1
Sci-worx Product	As defined in Section B.6.1.12.3
Sci-worx Registered IP Rights	As defined in Section B.6.1.12.8
Sci-worx Source Code	As defined in Section B.6.1.12.11
Seller	As defined in the Introduction
Seller’s Account	As defined in Section A.3.4
Seller’s Affiliate	As defined in Section A.1.4.2
Seller’s Guarantees	As defined in Section B.6.1
Shares	As defined in Section A.1.2
Significant Customer	As defined in Section B.6.1.18.1
Significant Supplier	As defined in Section B.6.1.18.2
Signing Date	As defined in Section B.6.1
Tax / Taxes	As defined in Section B.9.1
Third Party Product Technology	As defined in Section B.6.1.12.7
Third Party Claim	As defined in Section B.8.5
Time Limitations	As defined in Section B.11.1
Title Claims	As defined in Section B.11.4

SALE AND PURCHASE AGREEMENT
by and between
1.	Infineon Technologies AG, Am Campeon 1-12, 85579 Neubiberg, Germany
- herein “Seller” -
2.	Silicon Image, Inc., 1060 East Arques Avenue, Sunnyvale, CA 94085, USA
- herein “Purchaser” -
3.	Sci-worx GmbH, Garbsener Landstraße 10, 30419 Hanover, Germany
- herein “Company” -
- Seller, Purchaser and the Company herein
also referred to individually as a “Party” and collectively as “Parties” -
RECITALS
(A)	WHEREAS, Seller holds all shares in sci-worx GmbH.

(B)	WHEREAS, Seller after a strategic review of its business portfolio, has concluded that it wishes to sell and transfer all shares in sci-worx GmbH to Purchaser upon the terms and conditions of this sale and purchase agreement (herein “Agreement”).

(C)	WHEREAS, Purchaser wishes to purchase and acquire all shares in sci-worx GmbH from Seller upon the terms and conditions of this Agreement and intends to have its next generation system-on-a-chip solutions for the presentation, distribution and storage of high-definition content in the home developed by sci-worx GmbH.
NOW, THEREFORE, the Parties agree as follows:

A.	STATUS, SALE AND ASSIGNMENT, PURCHASE PRICE, CLOSING
1.	Current Status

1.1	sci-worx GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) maintained at the lower court (Amtsgericht) of Hannover under registration number HRB 58736 and having its corporate domicile (Sitz) in Hanover, Germany.

1.2	Seller holds seven (7) shares (Geschäftsanteile) in the nominal amounts of EUR 56,200.00, EUR 10,700.00, EUR 8,000.00, EUR 11,300.00, EUR 2,500.00, EUR 3,800.00 and EUR 7,500.00 (herein together with any and all other shares in the Company, if any, held by Seller collectively “Shares”), representing 100 % of the nominal stated capital (Stammkapital) of the Company in the aggregate amount of EUR 100,000.00.

1.3	Infineon Technologies Finance GmbH, a wholly-owned Seller’s Affiliate, organised under the laws of Germany, having its registered seat in Munich and registered with the commercial register kept at the lower court of Munich under HRB 139467, provides financing to the Company on the basis of a master loan agreement dated 31 March 2005 (herein “Intercompany Financing Arrangement”). Under the Intercompany Financing Arrangement, the Company owes Infineon Technologies Finance GmbH an amount of EUR 3,302,000.00 (herein the “Intercompany Debt Balance”) as of the Closing Date (as defined in Section 4.1).

1.4	Affiliate and Seller’s Affiliate shall have the following meaning in this Agreement:
1.4.1	“Affiliate” shall mean any undertaking within the meaning of sec. 15 German Stock Corporation Act (AktG);

1.4.2	“Seller’s Affiliate” shall mean any Affiliate of Seller other than the Company.
2.	Sale, Purchase and Assignment of the Shares

2.1	Seller, upon the terms and conditions of this Agreement, hereby sells the Shares with all rights and obligations pertaining thereto, and Purchaser accepts such sale.

2.2	Seller hereby assigns with in rem effect (mit dinglicher Wirkung), subject to the condition precedent (aufschiebende Bedingung) that the Seller delivers to Purchaser the confirmation of receipt of the Purchase Price and the Intercompany Debt Balance in accordance with Section 4.2.2 below, the Shares with all rights and obligations pertaining thereto. Purchaser hereby accepts the assignment of the Shares in accordance with the foregoing sentence.

2.3	For reasons of precaution, Seller as the sole shareholder of the Company hereby in accordance with Section 5.1 of the articles of association of the Company explicitly approves the assignment of the Shares according to Sections 2.1 and 2.2 above.

3.	Purchase Price, Payments

3.1	The purchase price to be paid by Purchaser for the Shares shall be EUR 8,606,765.00 (herein “Purchase Price”).

3.2	Purchaser shall further pay to Infineon Technologies Finance GmbH the Intercompany Debt Balance on behalf of the Company in full satisfaction of the Company’s obligation of repayment of the respective Intercompany Balance under the Intercompany Financing Agreement according to Section 267 paragraph 1 sentence 1 German Civil Code (Bügerliches Gesetzbuch) (the payment herein “Intercompany Debt Payment”). The Intercompany Debt Payment shall be treated as a contribution to the capital reserves of the Company by the Purchaser upon the Purchaser becoming shareholder of the Company. The Company hereby agrees to the Intercompany Debt Payment.

3.3	Except as herein provided otherwise, each of the Parties shall pay interest on any amounts becoming due and payable to the other Party under this Agreement as from the respective due date for payment until, but not including, the day of actual payment at the rate of eight hundred (800) basis points over the European inter-bank offer rate for Euro deposits with interest periods of one (1) month quoted on the Reuters Page EURIBOR= at 11.00 a.m. C.E.T. on the first banking day of the relevant month (herein “EURIBOR”). This Section 3.3 shall also apply to the Intercompany Debt Payment it being understood that this establishes a direct right of Infineon Technologies Finance GmbH (echter Vertrag zugunsten Dritter).

3.4	All payments owed by Purchaser to Seller under this Agreement shall be paid by Purchaser by wire transfer to the bank account of Seller kept with Commerzbank Munich, sort code (Bankleitzahl) 70040041, account number [omitted], International Bank Account Number (Internationale Bankkontonummer) [omitted], Bank Identifier Code (Internationale Bankleitzahl) COBDEFF700 (herein “Seller’s Account”).

3.5	All payments in Euro (EUR) owed by Purchaser to Infineon Technologies Finance GmbH under this Agreement shall be paid by Purchaser by wire transfer to the bank account of Seller kept with Commerzbank Munich, Sort Code: 700 400 41, Swift Code: COBDEFF700, Account No.: [omitted], IBAN: [omitted] (herein “Infineon Technologies Finance GmbH’s Account”).

3.6	All payments owed by Seller to Purchaser, if any, under this Agreement shall be paid by Seller by wire transfer to the account of Purchaser kept with Deutsche Bank Sort Code: 500 700 10, Swift Code: DEUTDEFF, Account No.: [omitted], (herein “Purchaser’s Account”).

3.7	All payments under or in connection with this Agreement shall be made by wire transfer of immediately available funds, free of all taxes, bank charges and other deductions.

4.	Closing

4.1	The consummation of the transactions contemplated hereunder (herein “Closing”) shall take place on 4 January 2007 at the offices of Freshfields Bruckhaus Deringer, Prannerstraße 10, 80333 Munich, Germany (herein the “Closing Date”), or at such other time and place as agreed between Seller and Purchaser.

4.2	At Closing the Seller and Purchaser shall take the following steps concurrently (Zug um Zug):
4.2.1	Purchaser shall effect payment
4.2.1.1	of the Purchase Price to Seller’s Account;

4.2.1.2	of the Intercompany Debt Balance to Infineon Technologies Finance GmbH.
4.2.2	Seller shall confirm receipt of the Purchase Price and of the Intercompany Debt Balance in writing in the form set forth in Exhibit 4.2.2. The confirmation of receipt constitutes the irrefutable proof that the payment of the Purchase Price and of the Intercompany Debt Balance has been duly made and that the condition precedent pursuant to Section 2.2 of this Agreement has been fulfilled.
4.3	Seller or Purchaser may withdraw (zurücktreten) from this Agreement by giving a written notice to the other Parties if Closing has not occurred by 5 January 2007 at the latest, provided that a Party that has not fulfilled its obligation to effect Closing according to this Section 4 shall not be entitled to withdraw. In the event of a withdrawal, none of the Parties shall have any obligation or incur any liability towards the other Parties provided, however, that Sections 4.4., 13, 14 and 15 of this Agreement shall survive and remain in full force and effect, and the Parties herewith waive all such claims they may have against each other in connection with such withdrawal, except for any liability of any Party for damages for willful breach of any covenant or other obligation under this Agreement.

4.4	In the event that Closing has not occurred by 5 January 2007 due to Purchaser’s fault (Verschulden) and Seller for this reason withdraws from this Agreement in accordance with Section 4.3, Purchaser shall pay to Seller liquidated damages (pauschalisierter Schadensersatz) in an amount of USD 500,000. Any claims of Seller for recovery of Losses exceeding such amount shall remain unaffected.

5.	Ancillary Agreements; Residual Knowledge

5.1	The Company and the Seller have concluded the IP license agreement attached hereto as Exhibit 5.1.

5.2	The Company and the Seller hereby conclude the IT-Service agreement attached hereto as Exhibit 5.2 subject to the condition precedent (aufschiebende Bedingung) that Closing has occurred.

5.3	All agreements identified in Sections 5.1 and 5.2 are hereinafter referred to as “Ancillary Agreements”.

5.4	Seller hereby grants, subject to the condition precedent that the Closing occurs, the Company, entities it controls or it is controlled by and any and all entities they control, their suppliers, licensees, manufacturers, distributors, resellers, customers whether direct or indirect, the limited, non-exclusive, transferable, sublicensable license to continue the use of Seller’s ideas, concepts, know-how and techniques, which Seller has disclosed to the Company and are retained in the unaided memories of the Company’s employees (without continuous reference to the confidential information received from Seller) in the Products and Services which the Company offers or is developing as of the Closing.

B.	GUARANTEES, REMEDIES, INDEMNITIES AND COVENANTS

6.	Seller’s Guarantees

6.1	Seller hereby guarantees subject to any limitations contained in this Agreement, in particular, but not limited to, the remedies set out in Section 8 below, the Time Limitations (as defined in Section 11.1 below), the Deductible (as defined in Section 11.3 below) and the Liability Caps (as defined in Section 11.4 below) by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth hereinafter are true and correct as at the date of this Agreement (herein the “Signing Date”) and as at the Closing Date, unless expressly specified otherwise herein; provided, however, that the statements which are subject to the Best Knowledge of Seller (as defined in Section 6.3 below) shall only be true as at the Signing Date (herein together with the indemnity given by Seller in Section 9 collectively “Seller’s Guarantees”):
6.1.1	Title to Shares. The nominal share capital (Stammkapital) of the Company is EUR 100,000 and consists solely of the Shares. The Shares are legally and beneficially owned by the Seller and free and clear of any pledge, infringement or other encumbrances. The Shares have been validly issued, are fully paid-up and have not been repaid (directly or indirectly) and are nonassessable (keine Nachschusspflicht), were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been issued, by the Company in compliance with all requirements of applicable law. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of the Company or any securities or debt convertible into or exchangeable for shares in the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. There is no liability for dividends accrued and unpaid by the Company.

6.1.2	Organization.
6.1.2.1	Seller. The Seller is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Germany.

6.1.2.2	Company. The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of Germany. At the Signing Date no insolvency proceedings have been, or are expected to be, instituted against the Company nor do there exist any facts which might lead to insolvency proceedings against the Company. The Company is not over-indebted from an insolvency law perspective (insolvenzrechtlich überschuldet); Purchaser is aware, however, that the Company is over-indebted under German GAAP. The Seller has delivered to Purchaser’s legal counsel true and complete copies of the Company’s currently effective articles of association (Gesellschaftsvertrag) and its rules of procedure for the management (Geschäftsordnung für die Geschäftsführung). There are no ancillary documents relating to the constitution and organization of the Company. The Company is not in violation of its articles of association. As of the Signing Date all measures regarding the Company requiring registration with the commercial register have been duly filed and have been registered.
6.1.3	No Subsidiaries, No Enterprise Agreements. The Company does not have any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, nor any other participation (including sub-participations and silent participations) in any partnership or other entity (herein “Person”). The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any Person. The Company is not a party to any enterprise agreement within the meaning of Sections 291 and 292 German Stock Corporation Act (Aktiengesetz) or comparable agreements under other jurisdictions.

6.1.4	Power, Authorization and Validity.

6.1.4.1	Power and Authority. The Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements. The execution and performance of this Agreement and each of the Ancillary Agreements have been duly and validly approved and authorized by the Seller’s management board and, if required, its supervisory board.

6.1.4.2	No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any governmental authority is necessary or required to be made or obtained by the Seller to, and there are no statutory or contractual obligations of Seller prohibiting it to, lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Agreements.
6.1.5	No Conflict. Neither the execution and consummation of this Agreement nor any of Ancillary Agreements (as defined in Section 5.3 above) by the Seller, or any other transaction contemplated hereby or thereby, conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under (a) any provision of the corporate documents of the Seller or the Company, each as currently in effect except for the approvals by the Company according to the Section 2.3 above; (b) any law applicable to the Seller, the Company or any of their respective assets or properties; or (c), except as disclosed in Schedule 6.1.5 (the License Agreement listed as No. 5. with Ericsson AB is dated 12th of December 2005 and 8th of December 2005 deviant to this Schedule) any contract to which Seller or the Company is a party or by which Seller or the Company are bound.

6.1.6	Litigation. As of the Signing Date there is no, and there is not expected to be any, action, suit, arbitration, mediation, proceeding, claim or investigation, whether civil, criminal, regulatory or otherwise, pending against the Company or against any managing director (Geschäftsführer; herein the “Director”), employee or legal representatives of the Company in their capacity as such or relating to their relationship with the Company before any governmental authority, arbitrator or mediator except as disclosed in Schedule 6.1.6. To the Best Knowledge of Seller no such action, suit, arbitration, mediation, proceeding, claim or investigation has been threatened and there is no reasonable basis for any such action, suit, arbitration, mediation, proceeding, claim or investigation (including without limitation with respect to Seller entering into this Agreement or any Ancillary Agreement or consummating any of the transactions contemplated by this Agreement or any Ancillary Agreement). As of the Signing Date there is no, and there is not expected to be any, judgment, decree, injunction, rule or order of any governmental authority, arbitrator or mediator outstanding against the Company (or against any Director, employee or legal representatives of the Company in their capacity as such or relating to their relationship with the Company). The Company does not have any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any governmental authority or other Person as plaintiff.

6.1.7	Taxes
6.1.7.1	The Company has timely filed all national, federal, state, local, municipal, and foreign tax declarations, tax returns, advance turnover tax returns and information returns, including those for social insurance contributions (the “Returns”) that they were required to file and have timely paid all taxes, prepayments (Vorauszahlungen), contributions (Beiträge) and charges (Gebühren) due and owing whether or not shown on any Return. All Returns were complete and accurate in all respects and were prepared in substantial compliance with Applicable Law. The Company has delivered to Silicon Image correct and complete copies of all Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

6.1.7.2	The specific amount according to Section 38 (1) sentence 1 German Corporate Income Tax Act in the Financial Statements is EUR 0.
6.1.8	Financial Statements.
6.1.8.1	Financial Statements. The Company’s audited financial statements for the financial year ending on the 30 September 2006 (the “Effective Date”), comprising the balance sheet (herein “Balance Sheet”), profit and loss account, notes (Anhang) and the management reports (Lagebericht), are attached hereto as Exhibit 6.1.8.1 (herein “Financial Statements”). The Financial Statements (i) have been prepared in accordance with German GAAP applied on a basis consistent with prior periods and (ii) have been audited by KPMG who have rendered an unqualified audit certificate (uneingeschränkter Bestätigungsvermerk).

6.1.8.2	Internal Controls. The Company has established and maintains a system of internal accounting controls as set forth in Exhibit 6.1.8.2.

6.1.8.3	No Leakage. After the Effective Date no payments to Seller or any Seller’s Affiliate have been made by the Company, in particular no payments for principal (except for a set-off in the amount of EUR 2,700,000.00 in connection with the IP license agreement according to Section 5.1) or interest under the Intercompany Financing Agreement, excluding (for the avoidance of doubt) payments in the ordinary course of business and consistent with past practice.

6.1.8.4	No Financial Debt. Except for the Intercompany Debt Balance which will be settled at the Closing Date the Company has no financial debt.

6.1.9	Title to Assets. The Company has title to all of its fixed assets (Anlagevermögen) shown in the Balance Sheet as owned by the Company other than sold in the ordinary course of business (herein the “Assets”). The Assets are free and clear of any mortgage, lien, pledge, hypothecation, charge, usufruct (Nießbrauch), collateral assignment, infringement or other encumbrances except for (i) customary rights of retention of title (handelsübliche Eigentumsvorbehalte), liens, pledges or other security rights granted in the ordinary course of business in favor of suppliers, mechanics, workers, landlords, carriers and the like; and (ii) liens, mortgages or encumbrances (Belastungen) or other third party rights other than rights that are not material for the business of the Company (in total herein the “Encumbrances”). The Company owns or lawfully uses all Assets necessary to, and such assets are in a reasonably use-able condition in order to, continue the business of the Company substantially in the same fashion and manner as conducted at the Signing Date. The Company does not own any real property.

6.1.10	Absence of Certain Changes. Since the Effective Date, other than disclosed in Schedule 6.1.10.5., the Company has operated its business in the ordinary course consistent with its past practices, and since such date up and until the Signing date and — to the extent it can be controlled by Seller — up and until the Closing Date there has not been with respect to the Company any:
6.1.10.1	change, event, circumstance, condition or effect (e.g. on Intellectual Property, employees, liabilities) that is materially adverse in relation to the overall condition (financial or otherwise), assets, operations or results of operations of the Company (herein “Material Adverse Effect”);

6.1.10.2	incurrence, creation or assumption of (i) any Encumbrance (as defined in Section 6.1.9 above) on any of its Assets (as defined in Section 6.1.9 above), (ii) any liability (including contingent liabilities) or any indebtedness under a loan other than in the ordinary course of business, or (iii) any liability as a guarantor or surety with respect to the obligations of others;

6.1.10.3	purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its Assets or Sci-worx Owned IP Rights (as defined in Section 6.1.12.1), in each case important to the business substantially as conducted at the Signing Date, other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

6.1.10.4	damage, destruction or loss of any material asset, whether or not covered by insurance;

6.1.10.5	termination of any employee;

6.1.10.6	deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of EUR 10,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices or in excess of EUR 50,000 in order to accelerate or induce the collection of any receivable, or

6.1.10.7.	entering into any contract to do any of the things described in the preceding Sections 6.1.10.1 to 6.1.10.6. (other than negotiations and agreements with Silicon Image, Inc., and its representatives regarding the transactions contemplated by this Agreement).
Seller does not expect as of the Signing Date in the period between Signing Date and Closing Date any of the events described in this Section (not being under its control) to occur.
6.1.11	Material Contracts. Schedule 6.1.11.1/.2./.3./.4./.6./.7./.10./.13./.14. set forth a complete and correct lists of each of the following material contracts (written or oral) (i) to which the Company is a party, (ii) which have not been fully performed (vollständig erfüllt) by the parties thereto and (iii) the existence or the termination of which could have a material effect (each herein a “Material Contract” and collectively herein the “Material Contracts”):
6.1.11.1	any contract providing for payments yet to be made, (whether fixed, contingent or otherwise) by the Company in an aggregate amount of EUR 50,000 or more;

6.1.11.2	any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of the Company’s products, services or technology;

6.1.11.3	any contract providing for the development of any software, content, technology or intellectual property for (or for the benefit or use of) the Company, or providing for the purchase by or license to (or for the benefit or use of) the Company of any software, content, technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated in connection with any aspect or element of any product, service or technology of the Company (other than software generally available to the public at a per copy license fee of less than EUR 10,000 per copy);

6.1.11.4	any joint venture or partnership contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

6.1.11.5	any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with German GAAP except for customary extensions of payment periods for receivables or payables granted or received in the ordinary course of business;

6.1.11.6	any lease or other contract under which the Company is lessee of or holds or operates any items of (i) tangible personal property where such contract imposes annual payments for the Company of EUR 10,000 or more in the individual case or (ii) real property owned by any third party;

6.1.11.7	any contract or judgment, injunction, order or decree that (i) restricts the Company from engaging in any material aspect of its business as conducted at the Signing Date, (ii) restricts it from freely setting prices for its products, services or technologies excluding agreements with customers on the prices to be changed to this customer (including, however, most favored customer pricing provisions), (iii) restricts it from engaging in any business in any market or geographic area, (iv) restricts it from soliciting potential employees, consultants, contractors or other suppliers or customers, or (v) that grants any exclusive rights, rights of first refusal or rights of first negotiation or similar rights to any party.

6.1.11.8	any contract with any labor union or any collective bargaining agreement (Tarifverträge);

6.1.11.9	any contract of guarantee or other security (Sicherheiten) securing obligations, liabilities or indebtedness of any other entity;

6.1.11.10	any contract providing for liquidated damages (pauschalierter Schadensersatz) or similar penalties;

6.1.11.11	any contract (i) in which its Directors or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) other than the employment agreements with the Directors, (ii) with the Seller or another subsidiary of the Seller, or (iii) with any other Person with whom the Company does not have a relationship at arm’s length;

6.1.11.12	any contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, contri-

bution, consolidation, purchase of stock, purchase of assets, license or otherwise since inception;

6.1.11.13	any contract with a governmental authority or any Governmental Permit (as defined in Section 6.1.11.14 below); or

6.1.11.14	any contract under which the consummation of this Agreement or the transactions contemplated by this Agreement shall give rise to, or trigger the application of any rights of any third party (including employees or Directors) or any obligations of the Company that would come into effect upon the consummation of this Agreement.
The Company has complied with its obligations under the Material Contracts, except where the failure to do so would not cause a material effect. To the Best Knowledge of Seller the contractual partners of the Company have complied with their obligations under the Material Contracts, except where the failure to do so would not cause a material effect. None of the Material Contracts have been terminated by the Company or, until the Signing Date, by the other party (or are expected to be terminated by the other party), nor has the Company or, until the Signing Date, the other party given written notice about its intention to terminate a Material Contract (or is expected to give such notice). All Material Contracts have been duly executed on behalf of the Company.
6.1.12	Intellectual Property.
6.1.12.1	The Company (i) owns or (ii) has the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license and dispose of all the Intellectual Property used or anticipated to be used in products which Intellectual Property is listed in Schedule 6.1.12.1, excluding the use of any Intellectual Property after the Closing Date which may be used by the Company under IP agreements conducted between Seller and third parties after the Closing Date, in particular under so-called Cross Licensing Agreements, (herein the “Sci-worx IP Rights”). To the Best Knowledge of Seller, such Sci-worx IP Rights, together with IP Rights licensed from third parties and IP made available by the Company’s customers for customer projects are sufficient for the conduct of the Company’s business substantially as conducted at the Signing Date. As used in this Agreement, “Sci-worx Owned IP Rights” means Sci-worx IP Rights that are owned by the Company; and “Sci-worx Licensed IP Rights” means IP Rights that are licensed to the Company. “Intellectual Property” or “IP” in this Agreement means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, utility models, utility model applications, utility model rights, trademarks, trademark registrations and applications therefore, registered designs, unregistered design rights, trade dress rights, trade names, service marks, service mark registrations and applications therefore, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefore, rights of use and exploitation of copyrightable works, mask work rights, mask work registrations and applications therefore.

6.1.12.2	Except as disclosed in Schedule 6.1.12.2-1, neither the execution and performance of this Agreement nor of the Ancillary Agreements will: (i) constitute a material breach under any contract governing any Sci-worx IP Right (collectively herein the “Sci-worx IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Sci-worx IP Right or Sci-worx Licensed IP Right; or (iii) materially impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license or dispose of any Sci-worx IP Right or portion thereof. Except as disclosed in Schedule 6.1.12.2-2, there are no royalties or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product and license fees for software licenses other than salaries and inventor’s fees) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Sci-worx IP Rights or of Sci-worx Licensed IP Right by the Company and none shall become payable as a result of the consummation of this Agreement. After the Closing Date, subject to prior license grants, all Sci-worx Owned IP Rights will be, to the extent permitted by applicable law, fully transferable, alienable or licensable by the Company without restriction and, subject to employee inventor remuneration, without payment of any kind to any third party.

6.1.12.3	Schedule 6.1.12.3 sets forth a list (by name and version number) of products and services owned by the Company which are currently marketed, licensed, sold, or distributed by the Company and of products and services which are currently under development by the Company other than under customer orders (each a “Sci-worx Product”). To the Best Knowledge of Seller neither the operation of the Company’s business as conducted at the Signing Date nor the use, development, marketing, licensing, sale, offering for sale, distribution of any Sci-worx Product (i) violates any contract between the Company and any third party, or (ii) infringes or misappropriates or will infringe or will misappropriate any Intellectual Property right of any other party. At the Signing Date there is no, and there is not expected to be any, pending, or to the Best Knowledge of Seller, threatened, claim or litigation contesting the validity, ownership or right of the Company to exercise any Sci-worx IP Right, nor, to the Best Knowledge of Seller, is there any legitimate basis for any such claim. The Company has until the Signing Date not received, and does not expect to receive, any notice asserting that any Sci-worx IP Right or the use, development, manufacture, sale, offering for sale, licensing, or distribution thereof by the Company infringes the rights of any other party, and, to the Best Knowledge of Seller, there is no legitimate basis for any such assertion. The Company has until the Signing Date not received, and does not expect to receive, any written notice or offer from any third party offering a license under any patents.

6.1.12.4	None of Sci-worx IP Rights and Sci-worx Products is at the Signing Date, or is expected to be, subject to any court or arbitral proceeding or outstanding court or arbitral order, contract (for the avoidance of doubt not including confidentiality obligations) (i) restricting in any manner the use, distribution, transfer, or licensing by the Company of any Sci-worx Owned IP Rights or any Sci-worx Product, or which may affect the validity, use or enforceability of any such Sci-worx Owned IP Rights, or (ii) restricting the conduct of the Company’s business as conducted at the Signing Date in order to accommodate Intellectual Property rights of a third party other than confidentiality undertakings.

6.1.12.5	To the Best Knowledge of Seller, no current or former employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement non-disclosure agreement, non-competition agreement or any other contract with any other party by virtue of being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company during a period of time during which he was working for the Company, that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor subjects the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations of the Company to such third party.

6.1.12.6	Subject to an open flow of information to the Seller and its Affiliates, the Company has taken steps to protect, preserve and maintain the secrecy and confidentiality of all confidential or proprietary in-

formation included in Sci-worx IP Rights and to preserve and maintain all of the Company’s interests, proprietary rights and trade secrets in Sci-worx IP Rights. All current and former officers, consultants and independent contractors of the Company having access to confidential or proprietary information of the Company, its customers or business partners and inventions owned by the Company are subject to confidentiality on the basis of their employment agreements or have executed to the Company an agreement regarding the protection of such confidential or proprietary information. Technical consultants and independent contractors of the Company have executed an agreement regarding the assignment of inventions to the Company (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners). To the Best Knowledge of Seller, all current and former employees of the Company having access to confidential or proprietary information of the Company have notified to the Company any and all inventions. There are no unsettled claims of employees under the German Employee Invention Act (Arbeitnehmererfindungsgesetz, ArbNErfG) relating to the period until the Closing Date. No current or former employee, consultant or independent contractor of Sci-worx has any right, license, claim or interest whatsoever in or with respect to any Sci-worx IP Rights other than set out by law.

6.1.12.7	Schedule 6.1.12.7 sets forth a list of all Sci-worx Licensed IP Rights that is incorporated into, integrated or bundled with, or used by the Company in the development or compilation of any of Sci-worx Products (herein “Third Party Product Technology”).

6.1.12.8	Schedule 6.1.12.1 contains a true and complete list of (i) all world-wide registrations made by or on behalf of the Company of any patents, utility models, copyrights, designs, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations and filings together with a description of the status and of (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office, the German Patent and Trademark Office (DPMA), the Office for Harmonization in the Internal Market, or equivalent authority anywhere else in the world) related to the above mentioned Sci-worx Owned IP Rights (collectively, the “Sci-worx Registered IP Rights”). All registered patents, utility models, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights, designs and mask work rights held by the Company are valid, enforceable and subsisting, and the Com-

pany is the owner thereof. Schedule 6.1.12.8 sets forth a list of all actions that are required to be taken by the Company within 120 days of the Signing Date with respect to any of Sci-worx Registered IP Rights in order to avoid prejudice to, impairment or abandonment of such Sci-worx Registered IP Rights. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of its business as conducted at the Signing Date, including the sale, licensing, distribution or provision of any Sci-worx Products. The Company is the exclusive owner of all Sci-worx Registered IP Rights and has good and valid title to copyrighted works or exclusive unlimited rights to use copyrighted works (except for copyrighted works developed under customer contracts) subject to customary licenses granted in the ordinary course of business.

6.1.12.9	The Company owns all right, title and interest in and to all Sci-worx Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 6.1.12.9 and an additional license/right of customer Ericsson AB of December 2006, named MARVIN, description MARVIN 5 with order volume EUR 490.000,—, and licenses under Seller’s IP cross license agreements).

6.1.12.10	Except for the IP license agreement according to Section 5.1 above there are no contracts to which the Company is a party and which grants any third party exclusive rights to or under any Sci-worx IP Rights or grants any third party the right to sublicense any of Sci-worx Owned IP Rights.

6.1.12.11	Neither the Company nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Sci-worx Source Code (as defined below) other than to customers in connection with the contracts listed in Schedule 6.1.12.11. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on its behalf to any party of any Sci-worx Source Code other than according to the contracts listed in Schedule 6.1.12.11. Schedule 6.1.12.11, identifies each contract pursuant to which Sci-worx has deposited, or is or may be required to deposit, with an escrow agent or other party, any Sci-worx Source Code and further describes whether the execution of this Agreement or the consummation of this Agreement would reasonably be expected to result in the release from escrow of any Sci-worx Source Code. As used in this Section 6.1.12.11, “Sci-worx Source Code” means, collectively, any human readable software source code, or any material portion or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Sci-worx Owned IP Rights or is integrated in any Sci-worx Product.

6.1.12.12	To the Best Knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Sci-worx Owned IP Rights by any third party, including any employee or former employee of the Company.

6.1.12.13	To the Best Knowledge of Seller, all Sci-worx Products provided by the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual obligations and the Company has no liability for replacement or repair thereof or other damages in connection with Sci-worx Products or Services other than what can be expected in the ordinary course of business and in line with past practice of the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Sci-worx Products, and maintains a database covering the foregoing.

6.1.12.14	Except as disclosed in Schedule 6.1.12.14-1, no government funding, or funding from third parties (other than customer remuneration for development work and working capital funds received from Infineon) was used in the development of Sci-worx Products or Services. No current or former employee of the Company who was involved in, or who contributed to, the creation or development of any Sci-worx IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee was also performing services for the Company except as disclosed in Schedule 6.1.12.14-2.

6.1.12.15	Schedule 6.1.12.15 lists all Open Source Materials that to the Best Knowledge of Seller have been incorporated into, combined with or distributed with any Sci-worx Products or Services. As used in this Section 6.1.12.15, “Open Source Materials” (1) means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., without limitation, Linux) and (ii) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge and (2) includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

6.1.12.16	Except disclosed in Schedule 6.1.12.16, the Company has not (1) incorporated Open Source Materials into, or combined Open Source

Materials with, Sci-worx Owned IP Rights or Sci-worx Products; (2) distributed Open Source Materials in conjunction with any Sci-worx Owned IP Rights or Sci-worx Products; or (3) used Open Source Materials, in such a way that, with respect to clause (1), (2) or (3), creates or purports to create obligations for the Company with respect to any Sci-worx Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Sci-worx Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).

6.1.12.17	Except as disclosed in Schedule 6.1.12.17 the Company is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company to grant or offer to any other Person license or right to any Sci-worx Owned IP Rights.
6.1.13	Compliance with Laws.
6.1.13.1	The Company has materially complied and is now in material compliance with all applicable law. The Company holds up to the Closing Date all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct its business up to the Closing Date without any violation of applicable law (herein the “Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company has not until the Signing Date received, and does not expect to receive, any notice or other communication from any governmental authority regarding (i) any actual or possible violation of applicable law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

6.1.13.2	Neither the Company nor any Director, agent or employee of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) made any other payment in violation of applicable law.

6.1.13.3	To the Best Knowledge of Seller, the Company has conducted its export transactions in accordance in all respects with applicable provisions of export control laws and regulations. Without limiting the foregoing the Company (i) has obtained all export licenses and other approvals required for its exports of products, software and technologies and (ii) is in compliance with the terms of all applicable export licenses or other approvals. As of the Signing Date there are no, and there are not expected to be any, pending or, to the Best Knowledge of Seller, threatened claims against the Company with respect to such export licenses or other approvals; to Best Knowledge of Seller there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.
6.1.14	Certain Transactions and Agreements. None of the Directors of the Company nor, to the Best Knowledge of Seller, any immediate family member of such Directors or key employees of the Company, has any direct or indirect ownership interest in any firm or corporation that directly competes with the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said Directors or employees or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Sci-worx IP Rights or any other Intellectual Property other than based on employment inventions or rights as a copy right holder of rights licensed to the Company), that is used in the business.
6.1.15	Labor Matters.
6.1.15.1	The Company has fulfilled all payments due (except bonus payments in the ordinary course of business and consistent with past practice, but including, for the avoidance of doubt, severance payments) and other obligations due (i) vis-à-vis its Directors, employees and freelancers (freie Mitarbeiter) who are listed in Schedule 6.1.15.1 or former employees or former freelancers and (ii) with respect to the Directors, employees and purported freelancers to any governmental authorities. None of the purported freelancers of the Company is to be considered as employee from a social security perspective (Scheinselbständigkeit).

6.1.15.2	A complete list of all employees, freelancers and Directors of the Company and their cur[r]ent title and/or job description and compensation (base compensation and bonuses) is set forth in Schedule 6.1.15.1. Other than with the employees, freelancers and Directors listed in Schedule 6.1.15.1, no other agreements have been concluded with or offered to employees, freelancers and Directors.

6.1.15.3	The Company is not now, nor has it ever been, subject to a union organizing effort. To the Best Knowledge of Seller the consummation of this Agreement shall not have a material adverse effect on labor relations, and no key employees intend to resign from their positions. The Company has a works council. As of the Signing Date there are no, and there are not expected to be any, labor disputes with the works council unless disclosed otherwise in Schedule 6.1.6.

6.1.15.4	Benefit Arrangements.
(i)	Schedule 6.1.15.4 (i) lists each works agreement (Betriebsvereinbarung) (including social plans (Sozialpläne)), each employee benefit plan, each loan to an employee in excess of EUR 10,000 and each plan or arrangement providing for insurance coverage and compensation or benefits schemes of any kind for employees or Directors of the Company that are currently in effect. The contracts, plans and arrangements described in this Schedule 6.1.15.4 (i) are hereinafter collectively referred to as “Benefit Arrangements”.

(ii)	No suit, administrative proceeding, action or other litigation has until the Signing Date been, or is expected to be, brought, or to the Best Knowledge of Seller, is threatened against or with respect to any Benefit Arrangement, including any audit or inquiry by any governmental authority.

(iii)	All contributions due from the Company with respect to any Benefit Arrangement have been made or there is a period of time remaining for such contributions to be timely made. No further contributions shall be due or shall have accrued thereunder as of the Effective Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Effective Date).

(iv)	There has been no termination or partial termination of any Benefit Arrangement by the Company or, until the Signing Date, by a third party and a termination by a third party is not expected.

(v)	There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such Benefit Arrangement above the level of the expense incur[r]ed in respect thereof during the most recent fiscal year.

(vi)	Other than listed in Schedule 6.1.15.4 (vi) the Company is not a party to any contract with any Person (i) providing any term of employment (other than with a Director) or (ii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment which are due or will become due.

(vii)	No employee of the Company is in material violation of his employment agreement.
6.1.16	Insurance. The Company maintains the policies of insurance set forth in Schedule 6.1.16, listing the name of the insurer under each such policy and the type of policy. At the Signing Date there is no, and there is not expected to be any, material claim pending under any of such policies as to which coverage has been questioned but denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is to the Best Knowledge of the Seller in compliance with the terms of such policies. To the Best Knowledge of Seller there is no threatened termination of, or material premium increase with respect to, any of such policies. Purchaser is aware that certain insurances will not be continued after the Closing Date.

6.1.17	No Brokers. The Company is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the purchase of the Shares or any other transaction contemplated by this Agreement.

6.1.18	Customers and Suppliers.
6.1.18.1	Significant Customers. As of the Signing Date the Company has no, and does not expect to have any, outstanding material disputes concerning its products and/or services with any customer or distributor who, in the Company’s recent fiscal year ended 30 September 2006 was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable (each herein a “Significant Customer”). Each Significant Customer is listed in Schedule 6.1.18.1. As of the Signing Date the Company has except as disclosed in Schedule 6.1.18.1, not received and does not anticipate to receive any written or, to the Best Knowledge of Seller, oral notice from any Significant Customer that such customer shall not continue as a customer of the Company after the Closing.

6.1.18.2	Significant Suppliers. The Company has as of the Signing Date no, and does not expect to have any, outstanding material dispute concerning products and/or services provided by any supplier who, in the Company’s recent fiscal year ended 30 September 2006 was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each herein a “Significant Supplier”). Each Significant Supplier is listed in Schedule 6.1.18.2. As of the Signing Date the Company has not received and does not anticipate to receive any written, or the Best Knowledge of Seller, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company after the Closing Date.
6.1.19	Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practices and have been accounted for in accordance with German GAAP or similar accounting principles. This also applies to receivables which came into existence between the Effective Date and the Closing Date.
6.2	All Exhibits and Schedules referred to in Section 6.1 are collectively referred to as the “Disclosure Schedules”. For the avoidance of doubt, any fact or item reasonably evidently referenced in or disclosed in a specific Disclosure Schedule, shall be deemed to be disclosed also with respect to any other Seller’s Guarantee whether or not a cross reference appears.

Seller does not give or assume any guarantees other than those set forth in Section 6.1 above and Section 9 and none of the Seller’s Guarantees shall be construed as a guarantee or representation with respect to the quality of the Company within the meaning of Sections 276 (1), 443 German Civil Code (Garantie für die Beschaffenheit der Sache).

6.3	For the purpose of this Agreement, “Best Knowledge of Seller” shall mean the actual knowledge (positive Kenntnis) of Messrs. Arno Pätzold, Sandro Cerato, Jürgen Rupprecht and Wolfgang Schambeck, which they have as of the point in time relevant in relation to Seller’s Guarantees contained in Section 6.1 above.

7.	Guarantees of Purchaser

Purchaser guarantees as of the Signing Date and the Closing Date (herein collectively “Purchaser’s Guarantees”):

7.1	Enforceability, No Conflict. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, USA. This Agreement and the Ancillary Agreements in each case constitute the legal, valid and binding obligation of Purchaser in accordance with his respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunction relief and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefore may be brought. The Purchaser has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agree-

ment and to perform his obligations under this Agreement and the Ancillary Agreements, which actions have been duly authorized and approved by all necessary corporate action of Purchaser. Purchaser is not required to give any notice to any person or obtain any consent or governmental authorization in connection with the execution of this Agreement and the Ancillary Agreements by Purchaser. Neither the execution of this Agreement and the Ancillary Agreements nor the consummation or performance of any of the transactions contemplated thereby will directly or indirectly violate the certificate of incorporation or by-laws or any contract of Purchaser or violate any applicable law, rule, regulation, judgment, injunction, order or decree in any jurisdiction concerned under this Agreement and the Ancillary Agreements.
7.2	Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser, as of the Signing Date, threatened against or affecting Purchaser before any court or arbitrator or governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereunder.

8.	Remedies

8.1	In the event of any breach or non-fulfillment by Seller of any of Seller’s Guarantees (including, for the avoidance of doubt, the Tax Indemnity) contained in this Agreement, Seller shall be liable for putting Purchaser, or at the election of Purchaser, the Company into the same position that it would have been in if the Seller’s Guarantees contained in this Agreement had been correct or had not been breached (Naturalrestitution), or, if this is not possible or feasible or Seller has not put Purchaser or the Company in that position within two months after the respective obligation became due, to pay damages. For purposes of determining the liability of Seller under this Agreement, all losses incurred by the Company or Purchaser in the meaning of Section 249 seqq. including Section 257 (for the avoidance of doubt including lost profits (entgangener Gewinn), consequential damages (Folgeschäden) and Third Party Claims) shall be taken into account (herein “Losses”). If and to the extent indemnification for any Loss is paid to the Company, such payment shall be constructed and deemed as contributions (Einlagen) made by Purchaser into the Company and shall be treated as a reduction of the Purchase Price as between Seller and Purchaser.

8.2	In the event of any breach or non-fulfillment by Seller of any of Seller’s Guarantees contained in this Agreement (herein “Purchaser Claim”), Purchaser will, within one (1) month after becoming aware of the facts that may constitute a Purchaser Claim, give Seller notice of such breach or non-fulfillment, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given. Without prejudice to the validity of the Purchaser Claim or alleged claim in question, Purchaser shall give, and shall cause the Company to give, subject to their being paid their reasonable out-of-pocket costs and expenses, Seller and its professional advisors such information and assistance as Seller and its professional advisors may reasonably request to investigate the matter or circumstance alleged to give rise to such Purchaser Claim.

8.3	Seller shall not be liable for, and Purchaser shall not be entitled to bring any Purchaser Claim or any other claim under or in connection with this Agreement, if and to the extent that:
8.3.1	the matter to which the Purchaser Claim relates was reasonably evident from the Financial Statements;

8.3.2	the amount of the Purchaser Claim has actually been recovered from a third party or under an insurance policy in force on the Effective Date, provided, however, that prior to such recovery Seller shall only be obliged to compensate Purchaser for Losses against assignment of any claims against third parties for recovery of Losses;

8.3.3	the payment or settlement of any item giving rise to a Purchaser Claim results in a tax benefit to the Company or Purchaser;

8.3.4	Section 254 of the German Civil Code applies;

8.3.5	the matter or fact on which the breach or non-fulfillment of a Seller’s Guarantee is based was actually known (positive Kenntnis) by Purchaser or is not known to Purchaser due to gross negligence (grobe Fahrlässigkeit) on the Signing Date;

8.3.6	the Purchaser Claim results from or is increased by the passing of, or any change in, after the Closing Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes (as defined in Section 9.1 below) or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect at the Closing Date;

8.3.7	the procedures set forth in Sections 8.2 or 8.5 were not observed by Purchaser or the Company and Seller was prejudiced by the non-compliance with such procedures.
8.4	The principle of taking into account all advantages in connection with the relevant matter when calculating the liability under a Purchaser Claim (Vorteilsausgleich) shall apply. If a claim has been assigned to Seller in accordance with Section 8.3.2, Purchaser and the Company undertake to support Seller with best efforts to enforce this claim.

8.5	If (i) an order of any governmental authority is issued or threatened to be issued against Purchaser or the Company or (ii) the Company or Purchaser are sued or threatened to be sued by a third party, including without limitation any government agencies (herein “Third Party Claim”), and Seller would be obliged to indemnify Purchaser or the Company from such Third Party Claim (including under Sec. 8.1.), Purchaser shall give Seller notice of such Third Party Claim as soon as reasonably practicable after having gained actual knowledge of any such Third Party Claim.

Seller shall be entitled to defend or cause Purchaser or the Company to defend such Third Party Claim unless such defence by Seller is not reasonably acceptable with a view to justified interests of Purchaser, any of Purchaser’s Affiliates or the Company. Purchaser shall give, and shall cause the Company to give, subject to it being paid all reasonable out of pocket costs and expenses, Seller and its professional advisors such information and assistance as Seller and its professional advisors may reasonably request investigating the matter or circumstance alleged to give rise to such Third Party Claim and defending the Third Party Claim. Without Purchaser’s prior written approval, Seller shall not compromise, dispose, accept, waive or settle any Third Party Claim or assume any liability in connection with any Third Party Claim. To the extent that Seller is in breach of a Seller’s Guarantee, all costs and expenses reasonably incurred by Seller in defending such Third Party Claim shall be borne by Seller; if it turns out that Seller was not in breach, any costs and expenses reasonably incur[r]ed by it in connection with the defence shall be borne by Purchaser.

9.	Tax Indemnity

9.1	“Tax” (and, with correlative meaning, “Taxes”) means (A) any taxes of any kind including but not limited to any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), wage, solidarity surcharge (Solidaritätszuschlag), excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, tax prepayment, contribution (Beitrag), charge (Gebühr) or other like assessment or charge of any kind whatsoever, together with any interest, additional charge (e.g., for late payment), any other tax supplement (steuerliche Nebenleistung) or any penalty, addition to tax or additional amount imposed by any federal, state, municipal or foreign governmental entity responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

9.2	Seller shall — subject to the Time Limitations (as defined in Section 11.1 below), the Deductible (as defined in Section 11.3 below) and the Liability Caps (as defined in Section 11.4 below) — indemnify and hold harmless the Company against any non-appealable Taxes of the Company imposed under the applicable laws and relating to the Company for periods ending on or before the Effective Date to the extent that such imposed Taxes have not been reflected as liabilities or provisions (Verbindlichkeiten, Rückstellungen) in the Financial Statements of the Company and, in addition, such Taxes exceed in aggregate the amount of EUR 1,000.00.

9.3	In relation to tax releases, tax benefits and changes in accounting practices the following shall apply:

9.3.1	If the Company has received any benefits by refund, set-off or reduction of Taxes as the result of an adjustment or payment giving rise to a claim for indemnification of Taxes, then the corresponding benefit shall reduce the claim for indemnification of any such Tax. This shall apply only to Tax benefits after the Effective Date resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances or carry forwards of losses or deductions.

9.3.2	Seller shall not be responsible for any Tax liabilities attributable to periods ending on or before the Effective Date resulting from any change in the accounting and taxation principles or practices of the Company (including methods of submitting taxation returns) introduced after the Closing Date, except if required under mandatory law.

9.3.3	Seller shall not be responsible for any tax liabilities attributable to periods ending on or before the Effective Date and triggered by actions, declarations or any other means effected after the Closing Date, except if the measures undertaken by the Purchaser are in compliance with requirements demanded by law, regulations, administrative orders or court judgments.

9.3.4	Seller shall not be responsible for any Tax liabilities, if and to the extent the amount of the Taxes has been recovered from a third party. If the taxes might be recovered from a third party the Seller is not responsible if and to the extent the Purchaser or the Company does not assign such third party claims to the Seller.
9.4	Seller shall be entitled to any refunds of Taxes relating to the Company actually received by the Company attributable to any period ending on or before the Effective Date and exceeding in the aggregate the amount of EUR 1,000.00, such refunds of Taxes becoming due and payable ten (10) business days after receipt (by means of refund or set-off) of such Tax refund by the Company.

9.5	In relation to the preparation of tax returns for the fiscal year of 2006 the following shall apply: Seller shall have the right to review and comment on any tax return to be filed by the Company relating to a period beginning before the Effective Date and Purchaser shall provide copies of such return to Seller no later than thirty (30) calendar days prior to the relevant due date of such tax return.

9.6	The Purchaser shall inform the Seller without undue delay of and keep Seller informed regarding the commencement of any audit or other proceeding which may give rise to a claim under Section 9.2 above in a way that enables Sellers to effectively defend potential claims under Section 9.2. Sections 8.2, 8.3.7 and 8.5 shall apply mutatis mutandis. The Seller shall be given the opportunity to examine all correspondence with respect to this matter and may participate in all relevant proceedings. The Seller may request from the Purchaser with respect to any tax matter to file all legal remedies and pursue the respective proceedings against any tax assessments relating to any tax liability to be indemnified, to authorise the Seller or any persons desig-

nated by the Seller to take at its own expenses any measures with respect to the respective claims, in particular to reject or accept such claims, enter into negotiations, file remedies and pursue the respective proceedings and enter into settlement agreements reasonable acceptable to the Purchaser for and on behalf of the Company provided that the Seller has acknowledged its obligation to indemnify the Purchaser or – at Purchaser’s choice – the Company from such claim in writing.

9.7	If and to the extent Purchaser fails to completely or immediately comply with any of its obligations under this Section 9, or denies fulfillment of its obligations, any and all claims of Purchaser under this Section 9 shall be expressly excluded, unless Seller has not been prejudiced by that non-compliance or denial.

10.	Seller’s Covenants and Indemnities

10.1	Termination of Employees. Seller undertakes to, without undue delay (unverzüglich), indemnify and hold the Company harmless from any Losses, including but not limited to (i) severance payments, (ii) salaries paid by the Company with respect to the period after the Closing Date, (iii) any payments under a social plan and (iv) litigation costs, arising out of the termination of any employees who have been terminated after 1 July 2006 and prior to the date hereof. Sections 8.2, 8.3.3, 8.3.4, 8.3.7, 8.4 and 8.5 shall apply accordingly. Section 11.3 hereof shall not apply to Seller’s liability under this Section 10.1.

10.2	Cash. Seller undertakes to compensate the Company for any amount by which the Cash of the Company at the Signing Date at 9.00 a.m. CET fell short of EUR 1,518,866.00. For the purpose of this Agreement, “Cash” shall mean the aggregate amount of the cash and cash equivalents of the Company, including but not limited to cheques in hand (which have been issued for the benefit of the Company and have been capitalized but are outstanding) and short-term (up to three months) deposits with banks, financial or similar institutions. Section 11.3 hereof shall not apply to Seller’s liability under this Section 10.2.

10.3	Conduct of Business between Signing Date and Closing Date.
10.3.1.	In the period from the date hereof until the earlier of the Closing Date or 5 January 2007, Seller shall cause the Company to conduct the business in the same way as previously and with the care expected of a diligent and prudent businessman. Except as provided otherwise herein Seller shall and shall cause the Company not to take any steps outside the ordinary course of business or not consistent with past practice of the Company. The Company and Seller shall inform Purchaser immediately about all material occurrences, in particular all occurrences, decisions and matters which may have significant implications for the current or future development of the business.

10.3.2.	Except as provided otherwise herein Seller shall and shall cause the Company in the period from the date hereof until the earlier of the Closing Date or

5 January 2007, to take the following steps only with the prior written consent of Purchaser:
(i)	take up new activities;

(ii)	appoint or dismiss any managing director (Geschäftsführer) or procuration officer (Prokurist);

(iii)	make any payments to Seller or any of Seller’s Affiliates except as provided in Section 6.1.8.3;

(iv)	enter into or submit any contract, bid or proposal with any third party having a value (net of VAT) in excess of EUR 35,000.00;

(v)	change or terminate any contract as described in Section 6.1.11;

(vi)	transfer, license or grant any rights under any Sci-worx IP Rights, enter into any settlement regarding the breach or infringement of any Sci-worx IP Rights or enter into any co-existing agreement or modify any existing rights with respect thereto;

(vii)	make or agree to make any capital expenditures or similar commitments in any case or in the aggregate in excess or EUR 35,000.00;

(viii)	execute legal transactions of any kind between the Company on the one hand and Sellers, Sellers’ Affiliates or the Company’s managing directors on the other hand;

(ix)	purchase shareholdings in other companies and establish new companies;

(x)	sell business concerns (Geschäftsbetrieb) in full or in part;

(xi)	take any step that would lead to a Seller’s Guarantee made in Section 6 hereof to become incomplete or incorrect as of the Closing Date;

(xii)	inform Purchaser if it becomes aware that any of the events described in Section 6.10, not under Seller’s control, occurs; and

(xiii)	inform Purchaser if it becomes aware of a Seller’s Guarantee given as of the Signing Date becoming incorrect in the period between the Signing Date and the Closing Date.
10.3.3	Purchaser agrees that Seller fulfils its obligations under this Section 10.3 by giving a respective instruction to the managing director of the Company as a Shareholder.

11.	Expiration of Claims / Limitation of Claims

11.1	All claims of Purchaser arising under this Agreement shall be time-barred as of 31 December 2007. Exempted herefrom are:
11.1.1	all claims of Purchaser arising under Section 9 (Tax Indemnity) and Section 6.1.7. which shall be time barred for each Tax three (3) months after the date of the final, non-appealable assessment concerning the respective Tax;

11.1.2	all claims of Purchaser in respect of liabilities for defects of title to the Shares arising from a breach in respect of Sections 6.1.1 and 6.1.2 and all claims of Purchaser arising from a breach in respect of Section 6.1.12, which shall be time-barred on 31 December 2008 (herein collectively “Time Limitations”).
11.2	The expiry period for any claims of Purchaser under this Agreement shall be tolled (gehemmt) pursuant to Section 209 German Civil Code by any timely notification of Seller pursuant to Section 8.2 or Section 9.6 above, as the case may be, provided that Purchaser commences judicial proceedings within six (6) months after the expiry of the relevant Time Limitations. Section 203 German Civil Code shall not apply, unless Purchaser and Seller agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations.

11.3	Except as explicitly provided otherwise in this Agreement, no liability shall attach to Seller under this Agreement if and to the extent the aggregate amount of claims is not more than US$ 93,750.00 (Freibetrag) (herein “Deductible”). If the aggregate liability of Seller under this Agreement is greater than US$ 93,750.00 Seller’s liability shall be the excess above US$ 93,750.00 subject to the other provisions of this Section 11.

11.4	The aggregate liability of Seller for breach of Seller’s Guarantees and under the Tax Indemnity under this Agreement, except for the indemnification for the breach of Seller’s Guarantees under Section 6.1.12 (herein “IP Claims”) and claims relating to the title of Shares according to Sections 6.1.1 and 6.1.2 (herein “Title Claims”), (herein “General Claims”) shall not exceed US$ 3,125,000.00. The aggregate liability of Seller for IP Claims plus General Claims shall not exceed US$ 6,250,000.00, provided that the cap for General Claims in the previous sentence shall continue to apply. The aggregate liability of Seller for Title Claims plus (i) General Claims and (ii) IP Claims shall not exceed the Purchase Price, provided that the caps for General Claims and IP Claims in the previous sentences shall continue to apply (herein together “Liability Caps”).

11.5	The Parties are in agreement that, subject to any mandatory legal provisions, in particular Section 123 or Section 276 para. 3 of the German Civil Code (BGB), and unless expressly provided otherwise herein, the Seller’s Guarantees set out in this Agreement (including the Tax Indemnity) and the remedies that the Purchaser may have against Seller for breach of Seller’s Guarantees set forth in this Agreement or under the Tax Indemnity shall be exhaustive and apply instead and to the exclusion of any and all remedies available to Purchaser under the law in the event of any defect in quality (Sachmangel) or title (Rechtsmangel) of the Shares, the business or the assets of the Company. Any further liability of Seller and any differing or further rights or claims of Purchaser arising from or in connection with any breach of Seller’s Guarantees or defects in quality or in title or from the breach of any contractual or pre-contractual obligation shall be excluded to the extent that such liability or right or claim relates to any defect in quality or in title of the Shares, the business or the assets of the Company or from Seller having made any incorrect, incomplete or misleading statement or having breached its disclosure duties in relation thereto. The foregoing provisions of this Section 11.5 shall not, however, reduce, limit, supersede or otherwise affect any of the statutory rights of Purchaser should Seller be in breach of any obligation expressly set forth in this Agreement other than those under Seller’s Guarantees and the Tax Indemnity.
C.	MISCELLANEOUS
12.	Purchaser’s Covenants

The Purchaser shall provide and shall procure that the Company provides the Seller with all documentation and information required for the setting-up of its quarterly financial statements as of 31 December 2006 as soon as reasonably practicable upon Seller’s reasonable request.

13.	Restriction of Announcement / Cooperation / Confidentiality
13.1	Each of the Parties undertakes that prior to the Closing Date, it will not make an announcement in connection with this Agreement unless required by applicable mandatory law or share exchange regulations unless the other Parties hereto have given their respective consent to such announcement, including the form of such announcement, which consents may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws, in particular any applicable share exchange rules, the Party being concerned shall not disclose any such information without prior consultation with the other Parties. On or after the Signing Date, Purchaser shall be entitled to publish a press release after having provided Seller with a copy of such release reasonably in advance.

13.2	Seller and Purchaser shall each use their best efforts to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer that may be reasonably necessary to implement the terms of this Agreement.

13.3	The Parties understand and agree that all Proprietary Information (as defined in Section 13.5 below) shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own Proprietary Information to prevent disclosure, use or publication of the disclosing Party’s Proprietary Information.

Proprietary Information of the originating Party shall be held confidential by the receiving Party above unless it is, has been or shall be:
13.3.1	obtained legally and freely from a third party without restriction;

13.3.2	independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party, and documented to be as such;

13.3.3	made available by the disclosing Party for general release independent of the receiving Party;

13.3.4	within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.
13.4	A receiving Party may disclose Proprietary Information of a disclosing Party to directors, officers, and employees of the receiving Party or agents of the receiving Party including their respective brokers, lenders, insurance carriers or prospective Purchaser who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process pursuant to this Section shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party, its directors, officers, employees or its agents of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond. The provisions of this Section will be effective for a period of two (2) years after the Closing Date.

13.5	“Proprietary Information” shall mean the information created, transferred, recorded or employed as part of, or otherwise resulting from the activities undertaken pursuant to this Agreement or the Disclosure Schedules and Exhibits hereto which constitutes the confidential, proprietary or trade secret information of the disclosing Party. Such information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications or other proprietary information of the business or affairs of a Party or its Affiliates. Proprietary Information may either be in a written form, with notices of its proprietary nature affixed, or in an oral form, reduced to writing and affixed with appropriate notice of proprietary nature within seven days of oral presentation, and distributed to both Parties for the matter of record, but indicated as such at the time of presentation in an oral fashion.
14.	Notices

All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail or courier or telefax to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:
If to Seller:
Infineon Technologies AG
attn. Arno Pätzold / Till Hans
Am Campeon 1-12
85579 Neubiberg
Telefax: +49 89 234 955 2546
Germany
If to Purchaser:
Silicon Image Inc.
1060 East Arques Avenue,
Sunnyvale, CA 94085
Telefax: +1 408 962 42 47
USA
If to the Company:
sci-worx GmbH
Garbsener Landstraße 10
30419 Hannover
Telefax: +49 511 277 2000
Germany
15.	Miscellaneous

15.1	All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement, including without limitation, fees for legal services, shall be borne by the Party commissioning the respective costs, fees and charges. All notarial fees incurred with the notarization of this Agreement shall be shared between Purchaser and Seller. Purchaser shall be responsible for the payment of any sales, transfer or stamp taxes, or other similar charges, payable by reason of the transactions contemplated by this Agreement.

15.2	All Exhibits and Disclosure Schedules to this Agreement constitute an integral part of this Agreement and are incorporated herein by reference (as stated below).

15.3	This Agreement and the Exhibits and Disclosure Schedules referred to under Section 15.2 above comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement (including this Section 15.3) must be made in writing by the Parties or in any other legally required form, if so required.

15.4	No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Parties.

15.5	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

15.6	Business days (Werktage) (excluding, for the avoidance of doubt, Saturdays) and banking days (Bankarbeitstage) shall be those prevailing in Munich, Germany.

15.7	This Agreement shall not grant any rights to, or is intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

15.8	In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

15.9	With respect to the obligation of Purchaser to pay the Purchase Price at Closing Purchaser shall not be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims Seller may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of Seller claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by Seller or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

15.10	This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods. All disputes arising out of or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Munich, Germany. The language of the arbitration proceedings shall be English.

15.11	The Purchaser shall maintain at all times a duly appointed agent in Germany, which may be changed upon ten (10) days prior written notice to the Seller, for the service of any process or summons in connection with any issue, litigation, action or proceeding brought in any such court or arbitral tribunal in connection with this Agreement. Any such process or summons may also be served on the Purchaser by mailing a copy of such process or summons to it at its address set forth, and in the manner provided in Section 14 above. The Purchaser herewith appoints Dr. Rainer Loges, c/o Gleiss Lutz, Prinzregentenstraße 50, 80538 Munich, Telefax: +49 89 21677 111, as such agent. The Purchaser hereby irrevocably consents to the exclusive personal jurisdiction and venue of any court or arbitral tribunal of competent jurisdiction in Germany in any action, claim or proceeding arising out of or in connection with this Agreement and agrees not to commence or prosecute any action, claim or proceeding or to enforce an arbitration decision in any other court. The Purchaser hereby expressly and irrevocably waives and agrees not to assert the defense of lack of personal jurisdiction, forum non conveniens or any similar defense with respect to the maintenance of any such action or proceeding in Germany.

15.12	In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslücken).

Exhibits 4.2.2., 5.1. and 5.2. and Schedules 6.1.10.5. and 6.1.11.1. were read out aloud by the Notar deputy and reference is done herewith. These documents are attached to this deed.
As far as this deed refers to other exhibits / schedules (excluding Exhibits 4.2.2., 5.1. and 5.2. and Schedules 6.1.10.5. and 6.1.11.1. whose only applicable versions are attached to this deed as described before), these exhibits / schedules are documented in the deed drawn by Notar Dr. Michael Bohrer as of the 22nd day of December 2006, URNr. 5394/2006, the original of which was presented to the parties and was inspected by them and to which reference is done herewith. The parties know its content and waive their rights to have the deed read out again as well as to have that deed attached to this deed.
As to the rules of arbitration (Section 15.10.) hereby reference is made to the deed drawn by Notar Dr. Michael Bohrer as of 10/22/2002, URNr. 3436/2002 (Part 4) a certified copy of which was presented to the parties. The parties know the Content of Part 4 of that deed and waive their rights to have that deed read out again as well as to have it attached to this deed.
Read out by the Notar deputy,
approved by the parties and signed by the own hand:

gez. Arno Pätzold
gez. Dr. Rainer Loges
gez. Dr. Ferdinand Fromholzer

L. S.	gez. Josef Massinger, Notarvertreter